Exhibit 10.64

WARNER CHILCOTT

EQUITY INCENTIVE PLAN

DIRECTOR RESTRICTED SHARE UNIT AWARD AGREEMENT

You have been granted a restricted share unit award (the “Restricted Share Unit Award”) on the following terms and subject to the provisions of the Director Restricted Share Unit Award Agreement Terms and Conditions (“Attachment A”) appended hereto and the Warner Chilcott Equity Incentive Plan, as amended and restated (the “Plan”). Unless defined in this Director Restricted Share Unit Award Agreement (together with Attachment A and each annex thereto, the “Agreement”), capitalized terms will have the meanings ascribed to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Grantee:	[INSERT FULL NAME]

Total Number of Restricted Share Units:	[ ] Restricted Share Units (“Restricted Share Units”)

Grant Date:	[INSERT DATE OF GRANT]

Vesting Schedule:	Ordinary vesting is 100% on the date immediately preceding the Company’s next annual general meeting of shareholders. Special vesting provisions apply in certain events (see Attachment A).

Attachment A

DIRECTOR RESTRICTED SHARE UNIT AWARD AGREEMENT

TERMS AND CONDITIONS

Section 1. Grant of Restricted Share Unit Award.

(a) Grant. Subject to the terms and conditions of the Plan and this Agreement, Warner Chilcott plc (the “Company”) hereby grants to the Grantee on the Grant Date the number of Restricted Share Units set forth on the cover page of this Agreement on the terms set forth on the cover page and as more fully described herein.

(b) Plan and Defined Terms. This award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement. Capitalized terms, unless defined herein or in any annex hereto, shall have the meaning ascribed to them in the Plan.

(c) Additional Terms for Awards to Grantees Residing Outside the United States. For a Grantee who resides outside the United States, this award shall be subject to the special terms and conditions set forth in Annex 1. The Company further reserves the right to impose other requirements on the Grantee’s participation in the Plan and on the Restricted Share Units, to the extent the Company determines that it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 2. Issuance of Restricted Share Units.

(a) Restricted Share Unit Issuance. Each Restricted Share Unit shall represent the right to receive one ordinary share of the Company in accordance with the terms hereof. For the avoidance of doubt, no ordinary shares of the Company shall be issued unless and until the Restricted Share Unit vests in accordance with the terms hereof.

(b) Voting Rights. The Grantee shall not have voting rights with respect to the ordinary shares underlying the Restricted Share Units until such ordinary shares are delivered to the Grantee in accordance with Section 4.

(c) Dividends. In the event that, prior to the vesting of any Restricted Share Units, share dividends or cash dividends are declared and paid with respect to the Company’s ordinary shares or any new, substituted or additional securities or other property is payable thereon (“Dividends”), the Restricted Share Units shall not bear any entitlement to receive any such Dividends; provided however, that the Grantee will be entitled to receive from the Company an equivalent compensatory cash bonus payment for services performed by the Grantee (“Cash Bonus Payment”), payable pursuant to Section 4(b)(iii), upon vesting of the related Restricted Share Units as set forth in Section 3(b).

(d) Withholding Requirements. The Company may withhold any tax (or other governmental obligation) arising out of the grant, vesting or settlement of this award or Cash Bonus Payment as a condition to such grant, vesting or settlement, and the Grantee shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements. In the event that the Grantee fails to make such arrangements, all or part of this award is subject to forfeiture in the sole discretion of the Company.

Attachment A-1

Section 3. Certain Restrictions. The following provisions shall apply to each Restricted Share Unit until such Restricted Share Unit vests in accordance with Section 4:

(a) The Restricted Share Units shall not be assigned, sold, transferred or otherwise be subject to alienation by the Grantee or the Grantee’s spouse.

(b) All Cash Bonus Payments shall be subject to the same restrictions as the Restricted Share Units to which such Cash Bonus Payments relate and, upon vesting of such Restricted Share Units, shall be paid to the Grantee by the Company.

(c) The holder of such Restricted Share Units shall have no liquidation rights with respect thereto.

(d) In the event that the Grantee’s Service with the Company terminates due to death or Disability (the date of such termination of Service, the “Termination Date”), any then unvested Restricted Share Units (and all Cash Bonus Payments related to such unvested Restricted Share Units) shall vest on the Termination Date.

(e) In the event that the Grantee’s Service with the Company terminates for any reason other than death or Disability, any then unvested Restricted Share Units (and all Cash Bonus Payments related to such unvested Restricted Share Units) shall be forfeited on the Termination Date, and all of the Grantee’s rights, or the rights of any spouse of such Grantee, to such unvested Restricted Share Units (and such Cash Bonus Payments) shall terminate and any unvested Restricted Share Units (and rights to Cash Bonus Payments) shall be redeemed and cancelled by the Company without consideration.

(f) Upon a Change in Control, any then unvested Restricted Share Units (and all Cash Bonus Payments related to such unvested Restricted Share Units) shall vest immediately prior to the consummation of such Change in Control.

Attachment A-2

Section 4. Vesting of Restricted Share Units.

(a) Vesting. Subject to the provisions of this Agreement, the Restricted Share Units (and all Cash Bonus Payments related to such Restricted Share Units) shall vest 100% on the date immediately preceding the Company’s next annual general meeting of shareholders.

(b) Effect of Vesting. Subject to the provisions of this Agreement, upon the vesting of any Restricted Share Units:

(i) the restrictions referred to in Section 3 shall cease to exist with respect to such Restricted Share Units;

(ii) the Company will issue such amount of the ordinary shares underlying the Restricted Share Units which have become so vested and cause a certificate or certificates to be issued and delivered or, if applicable, appropriate book entry measures to be taken with respect to such ordinary shares; and

(iii) any Cash Bonus Payments related to such vested Restricted Share Units shall be paid to the Grantee by the Company pursuant to applicable customary payroll practices.

(c) Fully paid. All ordinary shares delivered pursuant to Section 4(b)(ii) shall be issued fully paid up to the nominal value of the ordinary shares and no further money shall be due and owing in respect of the issue of the ordinary shares. Any money required to pay up such ordinary shares may be received by the Company from a Subsidiary, except where this would otherwise be prohibited by section 60 of the Irish Companies Act 1963.

Section 5. Adjustment of Shares.

In the event of a Recapitalization, the terms of this award (including, without limitation, the number and kind of ordinary shares subject to this award) shall be adjusted as set forth in Section 14(a) of the Plan. In the event that the Company is a party to a merger or consolidation, this award shall be subject to the agreement of merger or consolidation, as provided in Section 14(b) of the Plan.

Section 6. Miscellaneous Provisions.

(a) No Rights to Additional Awards or Retention. This award is a one-time discretionary award and nothing in this award or in the Plan shall confer upon the Grantee any claim to be granted future or additional awards under the Plan. The terms and conditions of this award need not be the same as with respect to other recipients of awards under the Plan. Nothing in this award or in the Plan shall confer upon the Grantee any right to continue in Service or interfere with or otherwise restrict in any way the rights of the Board or the shareholders of the

Attachment A-3

Company, which rights are hereby expressly reserved by the Board or the shareholders of the Company, to terminate the Grantee’s Service at any time and for any reason, and free from liability or any claim under the Plan unless otherwise expressly provided in the Plan or herein or in any other agreement binding the parties.

(b) Notices. Except as otherwise expressly provided herein, all notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

If to the Company, to:

c/o Warner Chilcott (US), LLC

100 Enterprise Drive

Rockaway, NJ 07866

Attention: General Counsel

Facsimile: (973) 442-3283

If to the Grantee, to the address that he or she most recently provided to the Company, or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other party hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether by courier or otherwise, made within two Business Days after the date of such facsimile transmissions; provided that such confirmation mailing or delivery shall not affect the date of receipt, which will be the date that the facsimile successfully transmitted the notice, request or other communication.

(c) Entire Agreement. This Agreement and the Plan and any other agreements referred to herein and therein and any annexes, attachments and other documents referred to herein or therein, constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

(d) Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on

Attachment A-4

behalf of the Company and the Grantee, except that the Company may amend or modify this Agreement without the Grantee’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(e) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Grantee.

(f) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Grantee and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Grantee, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g) Governing Law, Venue. All issues concerning the construction, validity and interpretation of this Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to the conflicts of laws rules of such state. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the United States for the Southern District of New York, and, by delivery and acceptance of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts. Each party irrevocably waives any objection which it may now or hereafter have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in this paragraph and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(h) Waiver of Jury Trial. The Grantee hereby irrevocably waives all right of trial by jury in any legal action or proceeding (including counterclaims) relating to or arising out of or in connection with this Agreement or any of the transactions or relationships hereby contemplated or otherwise in connection with the enforcement of any rights or obligations hereunder.

Attachment A-5

(i) Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

Headings. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement.

Section References. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement.

(j) Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(k) Grantee Undertaking. The Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Grantee or upon the Restricted Share Units pursuant to the provisions of this Agreement.

(l) Plan. The Grantee acknowledges and understands that material definitions and provisions concerning the Restricted Share Units and the Grantee’s rights and obligations with respect thereto are set forth in the Plan. The Grantee has read carefully, and understands, the provisions of such document.

Section 7. Definitions.

(a) “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls such first Person or is controlled by said Person or is under common control with said Person, where “control” means the power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a Person, whether through ownership of voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise.

(b) “Business Day” means any day except a Saturday, Sunday or other day on which applicable law authorizes or requires the closure of commercial banks in (i) Dublin, Ireland, (ii) New York City or, if applicable, (iii) the place in which notices, requests or other communications are received or sent by the Grantee.

Attachment A-6

(c) “Change in Control” has the meaning ascribed to such term in the Plan.

(d) “Disability” means an inability by the Grantee to substantially perform the required functions of the Grantee’s role as a Director of the Company due to physical or mental illness or incapacity, other than as a result of alcohol or substance abuse.

(e) “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(f) “Service” means service as a Director.

(g) “Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least 50% of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person. Unless the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or Subsidiaries of the Company.

Attachment A-7

ANNEX 1

Additional Terms and Conditions of the

Director Restricted Share Unit Award Agreement for Awards to Grantees

Residing Outside the United States

This Annex 1 includes additional terms and conditions that govern the Restricted Share Units granted to a Grantee who resides outside the United States. These terms are general in nature and based on securities, tax and other laws that are often complex and subject to frequent change. As such, the Company strongly recommends that you do not rely on this summary as your only source of information relating to the consequences of your Director Restricted Share Unit Award and participation in the Plan and further that you consult your personal tax or legal advisors for advice as to how the laws in your country apply to your situation. Finally, note that if you are a citizen or resident of a country other than the one in which you are providing Service, additional requirements, other than those described herein, may be applicable to you.

A.	Nature of Award.

i.	The Restricted Share Units are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered for the Company or any Affiliate and which are outside the scope of the Grantee’s contract, if any;

ii.	The Restricted Share Units are not intended to replace any pension rights or compensation;

iii.	The Restricted Share Units are not part of fixed, normal or expected compensation, salary or terms of Service for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, any Subsidiary or any Affiliate thereof; and

iv.	Nothing in this Agreement or the Plan shall confer or otherwise give rise to any acquired rights and the Grantee’s acceptance and acknowledgment of this award shall constitute a waiver of any and all claims to the contrary.

B.	Section 4 of this Agreement is amended to include the following additional subsection at the end thereof:

“(d) No Acquired Rights. In the event of termination of the Grantee’s Service (whether or not in breach of local labor laws), the

Annex 1-1

Grantee’s right to vest in the Restricted Share Units (and all Cash Bonus Payments related to such unvested Restricted Share Units) under the Plan, if any, will, except as expressly provided in this Agreement or in the Plan, terminate effective as of the date that the Grantee is no longer actively serving on the Board and will not be extended by any notice period (e.g., a period of “garden leave”) mandated under local law. In consideration of the award, the Grantee irrevocably releases the Company and any Affiliate thereof from any claim or entitlement to compensation or damages arising from forfeiture of the Restricted Share Units (and all Cash Bonus Payments related to such unvested Restricted Share Units) resulting from termination of the Grantee’s Service.”

C.	Data Privacy.

The Grantee hereby explicitly consents to the collection, processing, transmission and storage, in any form whatsoever, of any data of a professional or personal nature described in this Agreement, the Plan and any other grant materials by and among as applicable, the Company or any Affiliates thereof that is necessary, in the discretion of the Company, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan. The Company may share such information with any party located in the United States or elsewhere, including any trustee, registrar, administrative agent, broker, stock plan service provider or any other person assisting the Company with the implementation, administration, and management of this Director Restricted Share Unit Award and the Plan. The Grantee thus authorizes the Company and its Affiliates and any possible recipients described herein to receive, possess, use, retain and transfer the data in electronic or other form, for the sole purpose described herein. The Grantee understands that he or she may refuse or withdraw such consent or authorization without cost by contacting his or her local human resources representative; provided, however, that the Grantee understands that such refusal or withdrawal may affect his or her ability to participate in the Plan.

Annex 1-2